Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related prospectus pertaining to the Chiquita Stock and Incentive Plan of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedules of Chiquita Brands International, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Chiquita Brands International, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Cincinnati, Ohio

June 26, 2006